Exhibit 99.1

ERBA DIAGNOSTICS, INC. ANNOUNCES NOTICE OF

NONCOMPLIANCE WITH NYSE MKT CONTINUED LISTING STANDARDS

MIAMI, FL, April 21, 2015 – ERBA Diagnostics, Inc. (NYSE MKT: ERB) (the “Company”), a fully integrated in vitro diagnostics company, announced today that, on April 17, 2015, the Company received a letter from NYSE MKT LLC (the “Exchange”) stating that the Exchange has determined that the Company is not in compliance with Sections 134 and 1101 of the Exchange’s Company Guide (the “Company Guide”) due to the Company’s failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2014 with the Securities and Exchange Commission (the “SEC”). The letter also states that the Company’s failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2014 is a material violation of its listing agreement with the Exchange and, therefore, pursuant to Section 1003(d) of the Company Guide, the Exchange is authorized to suspend and, unless prompt corrective action is taken, remove the Company’s securities from the Exchange.

The Exchange has informed the Company that, in order to maintain its listing on the Exchange, the Company must, by May 1, 2015, submit a plan of compliance (the “Plan”) addressing how it intends to regain compliance with Sections 134 and 1101 of the Company Guide by July 16, 2015 (the “Plan Period”). If the Company’s Plan is accepted by the Exchange, then the Company may be able to continue its listing during the Plan Period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the Plan. If the Company’s Plan is not accepted by the Exchange, then the Company will be subject to delisting proceedings. Furthermore, if the Plan is accepted by the Exchange, but the Company is not in compliance with the continued listing standards of the Company Guide by July 16, 2015, or if the Company does not make progress consistent with the Plan during the Plan Period, then the Exchange staff will initiate delisting proceedings as appropriate. The Company is working diligently to submit the Plan by May 1, 2015 and to regain compliance with the Company Guide by July 16, 2015.

As previously disclosed in its Notification of Late Filing on Form 12b-25 filed with the SEC on April 1, 2015, the Company has delayed filing its Annual Report on Form 10-K for the year ended December 31, 2014 because of unforeseen delays in connection with completing and filing the Company’s consolidated financial statements and the accompanying footnotes. Until these matters can be resolved, the Company will not be in a position to file its Annual Report on Form 10-K for the year ended December 31, 2014 with the SEC. Pursuant to Rule 12b-25 under the Securities Exchange Act of 1934, the Company received an extension until April 15, 2015 to file its Annual Report on Form 10-K for the year ended December 31, 2014, which extension has now expired. The Company is working diligently to complete and file its Annual Report on Form 10-K for the year ended December 31, 2014 with the SEC, which, as previously disclosed, the Company expects to do on or about April 30, 2015.

About ERBA Diagnostics, Inc.

ERBA Diagnostics, Inc. (NYSE MKT: ERB), is a fully integrated in vitro diagnostics company, offering a comprehensive suite of clinical testing products throughout the U.S. and emerging markets. The Company serves as a one-stop shop for the testing needs of the growing number of smaller hospitals, reference labs, and physician clinics. ERBA Diagnostics’ line of proprietary and automated instruments, test kits, and reagents provide customers with autoimmune, infectious diseases, clinical chemistry, hematology, and diabetes testing. www.erbadiagnostics.com

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of the Company, including, without limitation, the risks and uncertainties that: the Company may not be able to submit the Plan by May 1, 2015; the Company may not be able to regain compliance with the Company Guide by July 16, 2015; the Exchange may not accept the Company’s Plan; the Company may not make progress consistent with the Plan during the Plan Period; the Exchange may initiate delisting proceedings, which would result in the Company’s common stock being delisted by the Exchange; the Company’s financial results may take longer to prepare than anticipated; the Company may not be able to file its Annual Report on Form 10-K for the year ended December 31, 2014 on or about April 30, 2015; if the Company does not comply with any one or more of the timeframes set forth above, then the Company’s common stock will be delisted by the Exchange; during the Company’s period of noncompliance with Sections 134 and 1101 of the Company Guide, the Company’s common stock may be delisted by the Exchange; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. See also the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC for further discussion of certain risks and uncertainties that could materially and adversely affect the Company’s business, operating results or financial condition. Many of these factors are beyond the Company’s control. In addition to the risks and uncertainties set forth above, investors should consider the economic, competitive, governmental, technological and other risks and uncertainties discussed in the Company’s filings with the SEC, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings.

Contact:

Investors & Media

Tom Baker

Stonegate, Inc.

Tel: 617.532.0624

tbaker@stonegateinc.com